Exhibit 4.19

Summary English Translation of Maximum Guarantee Agreement dated November 30, 2011 by and between BCD (Shanghai) Micro-Electronics Ltd. and Agricultural Bank of China Shanghai Xuhui Subbranch

Contract No.: 31100520110000320

Creditor:

Agricultural Bank of China Shanghai Xuhui Sub-branch

Guarantor:

BCD (Shanghai) Micro-Electronics Ltd.

Date:

November 30, 2011

WHEREAS, Guarantor agrees to provide guarantee of maximum amount (the “Guarantee”) for the indebtedness under a series of business contracts (“Main Agreements”) entered into by and between Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd. (“Debtor”) and Creditor in accordance with Section 1 hereof.

NOW THEREFORE, the parties enter into this Agreement in accordance with the relevant laws and regulations of China.

Section I. Guaranteed Obligations and Maximum Guarantee Amount

1. Guarantor agrees to guarantee Debtor’s obligations towards Creditor incurred from November 30, 2011 to October 21, 2012 (the “Debt Period”) up to RMB54,000,000 (the “Maximum Guarantee Amount”). Obligations denominated in foreign currencies shall be converted at the selling rates on the dates of the transactions. The types of obligations thus guaranteed are: RMB/foreign currency loan, commercial draft discount, acceptance of bank draft, issuance of letter of credit without or with reduced deposit, export financing, import financing, export packing finance and bank guarantee.

2. The type, amount, interest rate and term of each obligation guaranteed hereunder shall be determined based on relevant legal instruments or certificates.

3. Subject to the Debt Period and the Maximum Guarantee Amount, no other Guarantee procedures will be necessary when Creditor provides Debtor with loans and other credit facilities as specified in this Agreement.

4. Subject to the Debt Period and the Maximum Guarantee Amount, Guarantor shall guarantee each obligation of Debtor towards Creditor in its original currency, regardless of what that may be.

Section II. Scope of Guarantee

The Guarantee applies to the principal, interest, penalty interest, compound interest, liquidated damages, damages and litigation (arbitration) expenses, attorney fees and any other costs incurred by Creditor in enforcing its rights. Guarantor agrees to guarantee any amount exceeding the Maximum Guarantee Amount as a result of exchange rate fluctuation.

Section III. Form of the Guarantee

The Guarantee is joint and several. If there is more than one guarantor under this Agreement, the guarantors are jointly and severally liable.

Section IV. Guarantee Period

1. Guarantor’s Guarantee period for any obligation ends two years after the maturity date of such obligation.

2. The Guarantee period for acceptance of bank draft, issuance of letters of credit without or with reduced deposit and bank guarantee ends two years after Creditor makes payment under such facilities.

3. The Guarantee period for commercial draft discount ends two years after the maturity date of such discounted commercial draft.

4. If Creditor and Debtor agree to extend the maturity date of a guaranteed obligation set forth in a Main Agreement, the Guarantee period for that obligation is extended to two years after the new maturity date of that obligation.

5. If the maturity of a guaranteed obligation set forth in a Main Agreement is accelerated by Creditor as required by laws, regulations or the Main Agreement, the Guarantee period ends two years after the new accelerated maturity date.

Section V. Guarantor’s Representations and Covenants

1. Guarantor has obtained the authority required for the Guarantee hereunder in accordance with relevant regulations and procedures.

2. Guarantor shall provide Creditor with true, complete and valid financial statements, charter documents and other related data and information as required. Guarantor shall also accept Creditor’s supervision and inspection of Guarantor’s manufacturing, operation and financial condition.

3. If Debtor defaults on its obligations, Guarantor agrees to perform its guarantee obligation.

4. If Guarantor fails to perform its guarantee obligation, Creditor has the right to directly debit the relevant amount from any of Guarantor’s accounts with Creditor.

5. Guarantor shall inform Creditor in writing immediately upon occurrence of any of the following circumstances relating to Guarantor:

1) Change in name, residence, legal representative, and contact information;

2) Change in affiliation relationships, senior management, charter documents, and organizational structure;

3) Deterioration in financial conditions, serious difficulties in production and operations, or any material litigations and arbitrations;

4) Suspension of business, close of business for rectification, or a petition filed for bankruptcy or reorganization;

5) Cancellation of registration, revoking of business license, order to close down and other reasons for dissolution;

6) Any other events adverse to Creditor’s interest.

6. Guarantor shall give Creditor 15 days’ prior written notice and obtain Creditor’s written consent before it engages in any of the following activities:

1) Capitalization restructuring or operating system change, including, but not limited to, contracting, lease, shareholding reform, affiliating, merge, acquisition, split-off, establishment of joint venture, capital decrease, transfer of assets, application for suspension of business for restructuring, application for settlement, and application for bankruptcy; or

2) Providing guarantee for a third party or mortgaging or pledging its assets in favor of itself or a third party, which may affect Guarantor’s ability to perform under this Agreement.

Section VI. Determination of Guaranteed Obligations

Under any of the following circumstances, the obligations with Maximum Guarantee Amount hereunder shall be ascertained:

1. Maturity of Debt Period. “Maturity of Debt Period” shall mean the maturity of Debt Period as set forth in Section I, and the circumstance under which Creditor declares accelerated maturity of Debt Period in accordance with the laws and regulations or the provisions herein. If Debtor breaches any obligations under the Main Agreements or Guarantor breaches any obligations hereunder, Creditor shall have the right to declare accelerated maturity of Debt Period.

2. No new obligations will be incurred.

3. Debtor or Guarantor is declared bankrupt or closed.

4. Other circumstances relating to determination of obligations under the law.

Section VII. Performance of Guarantee Obligation

1. Under any of the following circumstances, Creditor shall have the right to require Guarantor to perform its guarantee obligation. If the amount paid by Guarantor is not sufficient to repay the obligations guaranteed hereunder, Creditor may elect to use such amount to recover the principal, interest, penalty interest, compound interest or fees.

1) The obligations under any Main Agreement are not discharged upon maturity of such obligations. “Maturity” means the maturity of obligations as agreed under such Main Agreement and the circumstances under which Creditor declares accelerated maturity of obligations in accordance with the laws and regulations or the provisions under such Main Agreement;

2) A petition for bankruptcy against Debtor or Guarantor is filed in a court or a ruling of settlement is made against Debtor or Guarantor by a court;

3) Debtor or Guarantor’s business license is cancelled or revoked, is ordered to close down or has other reasons for dissolution;

4) Debtor or Guarantor is dead, declared missing, or pronounced dead;

5) Guarantor breaches its obligations hereunder; or

6) Any other events materially adverse to Creditor’s interest.

2. If Debtor provides both real guarantee and Guarantor’s guarantee for the obligations guaranteed hereunder, Creditor shall have the right to require Guarantor to perform the guarantee obligation first.

3. If Debtor provides real guarantee and Creditor waives, transfers or changes such security interest, Guarantor agrees to continue to be jointly and severally liable for the obligations under Main Agreements in accordance with the provisions hereof. “Such security interest” means the security interest created as a result of Debtor’s provision of real guarantee for the obligations under Main Agreements.

Section VIII. Breach

1. Upon effectiveness of this Agreement, if Creditor fails to perform the obligations agreed hereunder and causes losses to Guarantor, Creditor shall be liable for relevant damages.

2. Under any of the following circumstances, Guarantor shall pay Creditor liquidated damages equivalent to 20% of the Maximum Guarantee Amount; if Creditor incurs any losses, Guarantor shall also indemnify Creditor in full;

1) Guarantor fails to obtain legal and valid authority required for the Guarantee;

2) Guarantor fails to provide true, complete and valid financial statements, charter documents and other related data and information as required;

3) Guarantor fails to inform Creditor promptly of any of the circumstances set forth in Section V.5 hereof;

4) Guarantor fails to obtain Creditor’s consent before engaging in any of the activities set forth in Section V.6 hereof; or

5) Any other events in violation of this Agreement or adverse to Creditor’s interest.

Section IX. Dispute Resolution

Any disputes under this Agreement may be solved by negotiation or litigation in a court in Creditor’s location.

During the period of litigation, the non-disputable provisions of this Agreement shall continue to be performed.

Section X. Miscellaneous

1. Guarantor shall keep itself informed of Debtor’s operation status, its incurrence of indebtedness as specified in this Agreement and performance of obligations as referred to in this Agreement. The Main Agreements relating to various obligations, relevant legal instruments or certificates will no longer be delivered to Guarantor.

2. If the sum of all obligations as provided in Section II exceeds the Maximum Guarantee Amount, Guarantor shall remain jointly and severally liable for all such obligations.

Section XI. Effectiveness

This Agreement becomes effective upon the parties’ signing or affixing their seals.

This Agreement shall be executed in three (3) counterparts with each party retaining one (1) counterpart. All counterparts shall have the same force and effect.

Section XII Reminder

Creditor has reminded Guarantor to fully and accurately understand the provisions in this Agreement, and has provided explanations at Guarantor’s request. All parties to this Agreement have agreed upon the meaning therein.

Creditor (Seal)	Guarantor (Seal)

Principal	Legal Representative

Or Authorized Agent	Or Authorized Agent

Guarantor (Seal)	Guarantor (Seal)

Legal Representative	Legal Representative

Or Authorized Agent	Or Authorized Agent

Date Signed: November 30, 2011

Place Signed: 30 Tianyaoqiao Road, Shanghai

Debtor represents that it has received the Maximum Amount Guarantee Agreement and has no objection to any provisions therein.

Debtor (Seal)

Legal Representative

Or Authorized Agent

Date Received: November 30, 2011

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